Exhibit 99.1

Hemispherx Biopharma Stockholders Approve Reverse Stock Split

OCALA, Fla. (May 31, 2019) – Hemispherx Biopharma, Inc. (NYSE American: HEB), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers and immune-deficiency diseases, today announced that its stockholders voted in favor to grant the Board of Directors the authority to effect a reverse stock split of the company’s issued and outstanding shares of Common Stock. The proposal passed by approximately 55% of all issued and outstanding shares and approximately 86% of the shares actually voted were voted in favor of the reverse split.

Following the stockholder vote, the Board met and approved a 1-for-44 reverse stock split to achieve a value of approximately $5 per share. The Company anticipates that the reverse stock split will be effective on June 10, 2019, and the Company’s common stock will begin trading on a split-adjusted basis on June 11, 2019.

“The favorable vote by stockholders and subsequent reverse split serve two important purposes,” said CEO Thomas K. Equels. “First, we ensure that Hemispherx can continue to meet the stock price listing standards of the NYSE American. Second, strengthening our stock price this way is potentially a strong driver for stockholder value, as most major investors on Wall Street have prohibitions on investing in stocks under $1, and in some cases even under $5. If we achieve success in any one of our immuno-oncology clinical trials (See: 1, 2, 3, 4, 5) using our drug Ampligen, we want a stock price high enough to allow all major players in the market, such as well-established funds, family offices, banks and index funds to buy on the open market and create favorable buying pressure on the stock. This strategy aligns with our goal to seek out big pharma partners who share our excitement and enthusiasm for the potential of Ampligen in immuno-oncology. We believe that successes in these ongoing immuno-oncology trials have the potential to create an optimal environment for these goals which are designed to create the opportunity for increased stockholder value.”

The reverse stock split will reduce the number of shares of the Company’s common stock currently outstanding from approximately 96,827,062 shares to approximately 2,200,616 shares. All resulting fractional shares will be rounded up to the next whole share. Proportionate adjustments will be made to (i) the per share exercise price and the number of shares of common stock that may be purchased upon exercise of outstanding stock options granted by the Company and warrants issued by the Company and (ii) the number of shares of common stock issuable under the Company’s 2018 Equity Incentive Plan. The number of authorized shares of the Company’s common stock will remain unchanged.

The Company’s common stock will continue to trade on the NYSE American under the symbol “HEB”. A new CUSIP number of 42366C509 has been assigned to the common stock in connection with the reverse stock split.

Information for Stockholders

Upon the effectiveness of the reverse stock split, each forty-four (44) shares of the Company’s common stock, $0.001 par value per share, issued and outstanding will be automatically combined and converted into one share of common stock, par value $0.001 per share. No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will be rounded up to the nearest whole share.

The Company’s transfer agent, American Stock Transfer & Trust Company, LLC, will act as exchange agent for the reverse stock split, and will provide stockholders of record holding certificates representing pre-split shares of the Company’s common stock as of the effective date with a letter of transmittal providing instructions for the exchange of stock certificates for post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to the broker’s or nominee’s particular procedures for processing the reverse stock split, and will not be required to take any action in connection with the reverse stock split. American Stock Transfer & Trust Company can be contacted at (800) 937-5449.

Additional information about the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 24, 2019, a copy of which is available at www.sec.gov and at www.hemispherx.net under the SEC Filings tab located on the Investor Relations page.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers. Hemispherx’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, Hemispherx believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® already conducted include studies of the potential treatment of cancer patients with renal cell carcinoma and malignant melanoma. These and other potential uses will require additional clinical trials to generate the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For example, no assurance can be given as to whether the current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, we cannot assure that the clinical studies will be successful or yield any useful data. Among other things, for forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Hemispherx Biopharma, Inc.

Phone: 800-778-4042

Email: IR@hemispherx.net

Or

LHA Investor Relations

Miriam Weber Miller

Senior Vice President

Phone: +1-212-838-3777

Email: mmiller@lhai.com